Exhibit 15.1

May 10, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 16F of Form 20-F dated May 10, 2024, of Equifax do Brasil S.A. and are in agreement with the statements contained in the 3rd, 5th, and 6th paragraphs in Item 16F therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP